Exhibit 10.6
Exhibit “B”
Amendment No. 7
Builders FirstSource, Inc.
1998 Stock Incentive Plan
A. Section 2 of the Builders FirstSource, Inc. 1998 Stock Incentive Plan is hereby amended and restated in its entirety to read as follows:
     2. Shares Subject to the Plan; Adjustment.
     A total of 6,400,000 shares of Common Stock have been reserved for issuance under the Plan (the “Plan Shares”). A total of 4,600,000 Plan Shares are intended to be available for the issuance of Options (as defined below) pursuant to Section 4 of the Plan and for the issuance of other equity-based awards pursuant to Section 14 of the Plan, and a total of 1,800,000 Plan Shares are intended to be available for the sale of Common Stock pursuant to Section 12 hereof. If Options or other awards under the Plan are forfeited or terminate for any reason before exercise or vesting, then the corresponding Plan shares shall again become available for awards under the Plan.
     In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of: (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards; (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards; (iii) the exercise price, grant price or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (iv) the Performance Goals applicable to outstanding Awards. In addition, the Board may determine that any such equitable adjustment may be accomplished by making a payment to the Award holder, in the form of cash or other property (including but not limited to shares of Stock).
B. The foregoing amendment is effective January 25, 2007.

Donald F. McAleenan
Secretary